Exhibit 99.1

LPL Financial Announces Financial Results for Third Quarter 2013
- Advisory and brokerage assets exceeded $400 billion -
- Advisor headcount grew by 154 net new advisors -
- The Company repurchased 3.3 million shares in the third quarter -
- The Company's Board of Directors declares a cash dividend of $0.19 per share -

Boston, MA - October 30, 2013 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $1,053.2 million for the third quarter of 2013, up 16.1% compared to third quarter 2012 net revenue of $907.2 million.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Financial Highlights (unaudited)	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$1,053,212	$907,228	16.1%	$3,046,928	$2,716,844	12.1%
Net Income	$37,631	$34,299	9.7%	$137,439	$114,980	19.5%
Earnings Per Share — diluted	$0.36	$0.31	16.1%	$1.29	$1.02	26.5%
Non-GAAP Measures:
Adjusted Earnings	$59,550	$52,999	12.4%	$193,576	$171,172	13.1%
Adjusted Earnings Per Share	$0.56	$0.47	19.1%	$1.81	$1.52	19.1%
Adjusted EBITDA	$120,283	$108,000	11.4%	$387,248	$344,534	12.4%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.

“Increasing advisor productivity led to record revenue performance and, combined with ongoing share repurchases, generated adjusted earnings per share of $0.56 for the quarter, a 19% increase year-over-year,” said Mark Casady, chairman and CEO of LPL Financial. "Combined with the progress we’re seeing from investments we’ve made to deliver new technologies and a 'smarter, simpler, more personal' service offering to advisors, we believe we will achieve greater efficiency and scale in 2014.”

"I am pleased with the performance of several key metrics that reflect the value of our business model in the marketplace. Notably, net new advisors grew by 154 for the quarter and 393 over the past twelve months, demonstrating the quality of our offering and advisors’ strong and sustained desire to migrate to an independent business model,” Mr. Casady added. “Additionally, our ability to support and retain existing advisors remains in-line with our expectations. Our year-to-date production retention was 97%, which we believe continues to lead the industry. Finally, LPL advisors continue to grow their businesses, as annualized commissions per advisor have improved to $156 thousand and net new advisory assets were $4 billion for the first time in our history. These metrics reinforce our belief that our business remains on the right trajectory."

LPL Financial's chief financial officer Dan Arnold commented, "we experienced a sequential increase this quarter in our operating expense primarily due to an increase in regulatory investment and an elevated level of discreet expenses that were incurred in September and will not remain in our expense base going forward. We remain committed to managing our costs and strive to realize the scalability of our platform to drive bottom-line growth.”

Mr. Arnold continued, “This quarter reflected our ongoing commitment to the efficient deployment of our capital resources. Most notably, we utilized $126.5 million this quarter to buy back 3.3 million shares. Over the last 18 months we have repurchased 10.6 million shares during a period when over 40% of our previously outstanding shares came onto the secondary market as our private equity sponsors reduced their positions. These distributions have led to an opportunity for us to create additional shareholder value, as we repurchased at a weighted average share price of $32.73. In addition, we invested $17.7 million in capital expenditures and paid $19.9 million in total dividends, demonstrating our ability to balance investment in the business with returning value to shareholders."

	As of September 30,
	2013	2012	% Change
Metric Highlights (unaudited)
Advisors	13,563	13,170	3.0%
Advisory and Brokerage Assets (billions)(1)	$414.7	$371.4	11.7%
Advisory Assets Under Custody (billions)(2)	$141.1	$118.6	19.0%
___________________
(1) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(2) Advisory assets under custody is a component of advisory and brokerage assets.

Business Highlights

•
Growth in Advisory and Brokerage Assets. Total advisory and brokerage assets were $414.7 billion as of September 30, 2013, up 11.7% compared to $371.4 billion as of September 30, 2012. Key drivers included:

◦	Advisory assets under custody in the Company's fee-based platforms were $141.1 billion at September 30, 2013, up 19.0% from $118.6 billion at September 30, 2012.

◦
Net new advisory assets, which exclude market movement, were a record $4.0 billion for the three months ended September 30, 2013. Growth in advisory assets was primarily driven by strong advisor productivity and the growth in assets managed by independent registered investment advisors (Independent RIAs).

•	Strong Revenue Growth. Net revenue for the third quarter of 2013 increased 16.1% to $1,053.2 million from $907.2 million in the prior year period. Key drivers of this growth included:

◦
Commission revenue increased 19.3% for the third quarter of 2013 compared to the prior year period reflecting an increase in alternative investment sales, the addition of new advisors and improving commissions per advisor.

◦	Advisory revenue increased 11.9% for the third quarter of 2013 compared to the prior year period, driven by strong levels of net new advisory asset flows and overall improved market levels.

◦	Recurring revenue, a statistical measure reflecting a level of stability in the Company's performance, represented 64.0% of net revenue for the third quarter of 2013.

•
High Growth in RIA Platform Assets. Assets under custody on the LPL Financial Independent RIA platform, which provides integrated RIA firm advisory fee- and commission-based capabilities for independent advisors, grew 55.1% to $54.9 billion as of September 30, 2013, encompassing 228 Independent RIA firms, compared to $35.4 billion and 180 Independent RIA firms as of September 30, 2012.

•
Increase in Cash Sweep Balances. The Company's average cash balances grew from $22.1 billion to $24.1 billion reflecting incremental investor deposits and the rebalancing of accounts. However, revenue generated from the Company's cash sweep programs declined 14.8% to $29.3 million in the third quarter of 2013 compared to $34.4 million in the prior year period. The rise in asset balances was offset by the decline in the effective fed funds rate of 6 basis points and the fee compression on bank contracts in our ICA program which together lowered the ICA fee for the quarter to 65 basis points from 88 basis points in the prior year. In addition our fee from our money market fund program declined from 12 basis points to 6 basis points.

•
Progress with our Service Value Commitment. The Company expects to recognize total costs of approximately $65 million through 2014 related to the Service Value Commitment program. These costs will primarily cover labor repositioning, outsourcing and technology investments. By 2015, the Company expects annual pre-tax run-rate savings of approximately $30.0 million to $35.0 million resulting from the implementation of the program.

◦
The Company incurred $18.2 million of expense related to the implementation of the Service Value Commitment in the first three quarters of 2013 primarily for services provided by outside consultants. The Company expects to incur an additional $4.0 million in the fourth quarter of 2013.

•
Continued Share Repurchase Activity. The Company spent $126.5 million in the third quarter to buy back 3.3 million shares, at a weighted average price per share of $38.04. The weighted average share count for calculating diluted earnings per share decreased year-over-year to 105.7 million shares. Since its initial public offering, the Company has repurchased 14.3 million shares.

•
Approved Quarterly Dividend.  The Company's Board of Directors has declared a cash dividend of $0.19 per share of the Company's common stock, to be paid on November 26, 2013 to all shareholders of record on November 11, 2013.  The declarations of future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board.

Operational Highlights

•
Over 5,000 Attend LPL Financial Annual FOCUS Conference. The Company hosted its annual advisor conference in San Diego in August 2013, during which management announced several new technology enhancements, including the new LPL Financial Mobile application; a Streamlined Office suite, which includes eSignature and Remote Deposit; a new Enhanced Trading and Rebalancing platform; and significant enhancements to end-client applications Account View.

•
Four LPL Financial Advisors Recognized by Barron's. Barron's published its Top 100 Independent Advisors list for 2013 which included four of LPL Financial's leading independent advisors. The 2013 Top 100 Independent Advisors list recognizes the top independent advisors in the nation, ranked in part according to assets under management, revenue produced for the firm, regulatory record, quality of practice and philanthropic work.

•
LPL Ranks 28th on Barron’s Top 40 Wealth-Management Firms survey. Barron’s ranks the Top 40 wealth-management firms in the U.S., based on assets under management for client accounts of $5 million or more. This ranking was driven by over 1,300 LPL Financial advisors managing $20.1 billion in high-net-worth client accounts.

•
LPL Financial Launches Enterprise Management Consulting Program to Assist Affiliated Large Enterprises. The Company announced a new program that specializes in working with the Company's affiliated large enterprises to provide highly customized business strategy consultations and planning geared at enhancing growth, profitability and the value-add these firms provide to their underlying independent advisor practices. The Company's Enterprise Management Consulting team is engaged as a supplemental resource to the existing senior executives of the Company's affiliated large enterprises.

Conference Call and Additional Information

The Company will hold a conference call to discuss its results at 8:00 a.m. EDT on Wednesday, October 30, 2013.  The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 68496922. For additional information, please visit the Company's website to access the Q3 2013 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 68496922. The telephonic replay will be available until 11:59 p.m. EDT on November 6, 2013.

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Revenues
Commission	$527,419	$442,129	19.3%	$1,521,390	$1,353,025	12.4%
Advisory	299,101	267,334	11.9%	878,421	786,507	11.7%
Asset-based	107,447	100,024	7.4%	318,718	300,049	6.2%
Transaction and other	93,799	84,730	10.7%	271,808	238,196	14.1%
Other	25,446	13,011	95.6%	56,591	39,067	44.9%
Net revenues	1,053,212	907,228	16.1%	3,046,928	2,716,844	12.1%
Expenses
Production	736,195	630,103	16.8%	2,119,033	1,887,146	12.3%
Compensation and benefits	102,310	91,309	12.0%	299,317	273,355	9.5%
General and administrative	102,834	99,118	3.7%	265,075	251,141	5.5%
Depreciation and amortization	21,432	18,423	16.3%	61,451	53,010	15.9%
Restructuring charges	6,482	1,211	*	19,851	4,962	*
Other	9,294	—	*	9,294	—	*
Total operating expenses	978,547	840,164	16.5%	2,774,021	2,469,614	12.3%
Non-operating interest expense	13,363	12,826	4.2%	38,190	42,297	(9.7)%
Loss on extinguishment of debt	—	—	*	7,962	16,524	(51.8)%
Total expenses	991,910	852,990	16.3%	2,820,173	2,528,435	11.5%
Income before provision for income taxes	61,302	54,238	13.0%	226,755	188,409	20.4%
Provision for income taxes	23,671	19,939	18.7%	89,316	73,429	21.6%
Net income	$37,631	$34,299	9.7%	$137,439	$114,980	19.5%
Earnings per share
Basic	$0.36	$0.31	16.1%	$1.30	$1.05	23.8%
Diluted	$0.36	$0.31	16.1%	$1.29	$1.02	26.5%
___________________
* Not Meaningful

The Company reports Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per share to present information about its earnings that eliminates the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income to Adjusted EBITDA, a non-GAAP measure, for the periods presented is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Net income	$37,631	$34,299	$137,439	$114,980
Interest expense	13,363	12,826	38,190	42,297
Income tax expense	23,671	19,939	89,316	73,429
Amortization of intangible assets(a)	9,731	9,971	29,275	29,751
Depreciation and amortization of fixed assets	11,701	8,452	32,176	23,259
EBITDA	96,097	85,487	326,396	283,716
EBITDA Adjustments:
Employee share-based compensation expense(b)	2,957	4,439	11,405	13,775
Acquisition and integration related expenses(c)	3,630	10,528	7,356	17,442
Restructuring and conversion costs(d)	7,340	1,217	20,925	5,391
Debt extinguishment costs(e)	—	—	7,968	16,652
Equity issuance and related offering costs(f)	—	4,040	—	4,486
Other(g)	10,259	2,289	13,198	3,072
Total EBITDA Adjustments	24,186	22,513	60,852	60,818
Adjusted EBITDA	$120,283	$108,000	$387,248	$344,534

Continued on following page

The reconciliation from net income to Adjusted Earnings, a non-GAAP measure, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Net income	$37,631	$34,299	$137,439	$114,980
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	2,153	3,357	8,255	10,330
Acquisition and integration related expenses(j)	2,240	4,307	3,186	9,014
Restructuring and conversion costs	4,529	751	12,911	3,326
Debt extinguishment costs	—	—	4,916	10,274
Equity issuance and related offering costs(k)	—	3,986	—	4,262
Other(l)	6,993	1,412	8,806	1,895
Total EBITDA Adjustments	15,915	13,813	38,074	39,101
Amortization of intangible assets(h)	6,004	6,152	18,063	18,356
Acquisition related benefit for a net operating loss carry-forward(m)	—	(1,265)	—	(1,265)
Adjusted Earnings	$59,550	$52,999	$193,576	$171,172
Adjusted Earnings per share(n)	$0.56	$0.47	$1.81	$1.52
Weighted average shares outstanding — diluted	105,705	111,877	106,934	112,436
___________________

(a)	Represents amortization of intangible assets as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)
Represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(c)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities. In the first quarter of 2013, the Company revised its estimate of the potential payment obligation that it may be required to pay the former shareholders of Concord Capital Partners, Inc. ("Concord"), which resulted in a $3.8 million decrease in the estimated fair value of contingent consideration during the nine months ended September 30, 2013.

(d)
Represents organizational restructuring charges, conversion and other related costs resulting from the expansion of the Service Value Commitment, the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”). As of September 30, 2013, the Company has recognized approximately 28% of costs related to the expansion of the Service Value Commitment, which is expected to be completed in 2015. As of September 30, 2013, approximately 91% and 99% of costs related to the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities, respectively, have been recognized. The remaining costs from the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities largely consist of the amortization of transition payments that have been made in connection with these two consolidations for the retention of advisors and financial institutions that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding on the Company's prior senior secured credit facilities, including the write-off of unamortized debt issuance costs that had no economic benefit, as well as various other charges incurred in connection with the repayment under prior senior secured credit facilities and the establishment of new senior secured credit facilities. Results for the nine months ended September 30, 2013 include a write-off of $8.0 million related to the May 2013 refinancing and amendment of the Company's previous credit agreement. Results for the nine months ended

September 30, 2012 include a write-off $16.5 million related to the March 2012 refinancing and replacement of the Company's original credit agreement.

(f)
Represents equity issuance and offering costs incurred in the three and nine months ended September 30, 2012 related to the closing of a secondary offering in the second quarter of 2012. In addition, results for the three and nine months ended September 30, 2012 include a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering.

(g)
Represents certain excise and other taxes. Results for the third quarter of 2013 include costs related to the Company’s decision to cease the operations of its subsidiary NestWise LLC (the “NestWise Closure”), consisting primarily of severance and termination benefits, $6.9 million of fixed asset charges that were determined to have no future economic benefit and the derecognition of $10.2 million of goodwill. In addition, the Company revised its estimate of the potential payment obligation that may be required to pay the former shareholders of Veritat Advisors, Inc., which was acquired by NestWise LLC in July 2012, which resulted in a $7.8 million decrease in the estimated fair value of contingent consideration during the third quarter of 2013. Results for the nine months ended September 30, 2013 also include $2.7 million of severance and termination benefits related to a change in management structure.

(h)
Generally, EBITDA Adjustments and amortization of intangible assets have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30%, net of the federal tax benefit, for the three and nine months ended September 30, 2013 and 2012, except as discussed in footnotes (i) through (l) below.

(i)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards for which the Company receives a tax deduction upon vesting, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $0.9 million and $1.6 million, respectively, for the three months ended September 30, 2013 and 2012. For the nine months ended September 30, 2013 and 2012, share-based compensation for vesting of incentive stock options was $3.2 million and $4.8 million, respectively.

(j)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. In addition, the results for the nine months ended September 30, 2013 reflect a $3.8 million reduction of expense that occurred in the first quarter of 2013 related to the estimated fair value of contingent consideration for the stock acquisition of Concord, that is not deductible for tax purposes.

(k)
Represents the after-tax expense of equity issuance and offering costs related to the closing of a secondary offering that occurred in the second quarter of 2012. Results for the three and nine months ended September 30, 2012 also include the full expense impact of a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering, that is not deductible for tax purposes.

(l)
Represents the after-tax expense of excise and other taxes, the after-tax expense of severance and termination benefits, derecognition of fixed assets related to the NestWise Closure for which the Company receives a tax deduction, the full expense impact of the derecognition of $10.2 million of goodwill and a $7.8 million decrease in the estimated fair value of contingent consideration related to the NestWise Closure for which the Company does not receive a tax deduction.

(m)
Represents the expected tax benefit available to the Company from the accumulated net operating losses of Concord that arose prior to its acquisition by the Company; such benefits were recorded in the third quarter of 2012.

(n)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Earnings per share — diluted	$0.36	$0.31	$1.29	$1.02
After-Tax:
EBITDA Adjustments per share	0.14	0.12	0.35	0.35
Amortization of intangible assets per share	0.06	0.05	0.17	0.16
Acquisition related benefit for a net operating loss carry-forward per share	—	(0.01)	—	(0.01)
Adjusted Earnings per share	$0.56	$0.47	$1.81	$1.52

Non-GAAP Financial Measures

Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) amortization of intangible assets resulting from various acquisitions, (c) debt extinguishment costs, (d) restructuring and conversion costs, (e) equity issuance and related offering costs and (f) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Forward-Looking Statements

Statements in this press release regarding the Company's future financial and operating results, growth, business strategy, plans, and ability and plans to repurchase shares and pay dividends in the future, including statements relating to future efficiency and scale and projected expenses and savings as a result of the Service Value Commitment, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements.  These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of October 30, 2013. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved.  Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of assets under custody; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to the Service Value Commitment, including the Company's ability to successfully transform and transition business processes to third party service providers; the Company's success in negotiating and developing commercial arrangements with third party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from the Service Value Commitment; the performance of third party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks and sourcing risks; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by self-regulatory organizations; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2012 Annual Report on Form 10-K and any subsequent SEC filings. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.
About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2013), a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 13,500 financial advisors and approximately 700 financial institutions. In addition, LPL Financial supports over 4,500 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 3,000 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC

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LPLA-F

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com